UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2011

WORLDWIDE STRATEGIES INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-129398 (Commission File Number)	41-0946897 (IRS Employer Identification No.)

3801 East Florida Avenue, Suite 400, Denver, Colorado 80210
(Address of principal executive offices) (Zip Code)

(303) 991-5887
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 12, 2011, Worldwide Strategies Incorporated agreed to purchase the manufacturing equipment that had been used in the operations of Jasmim Glass Corporation of Marinha Grande, Portugal.

Worldwide Strategies has for some time now been developing the business acumen to enable it to be successful in the mining of distressed assets and businesses in the Iberian region of Europe.  Due to the contraction of business environment in Portugal and Spain, many firms which had incurred significant debt in their growth years have had to be restructured.  Some of the assets used in businesses after undergoing the process of bankruptcy provide significant investment opportunities and can be acquired at a fraction of their prior value.  Worldwide Strategies has identified a number of what it believes are undervalued candidates and has entered into an agreement to purchase its first.

Jasmim Glass was founded in 1998 to produce the highest quality crystal and maintaining the individual creation process of blowing glass into the desired design.  All of its products were produced by individually blowing the glass to form the shapes and colors required.  Jasmim’s operations were unique in that it was able to create unleaded crystal pieces in sizes ranging from one inch to three feet and from one ounce to 38.5 pounds.  It did not use lead in its proprietary production process, thereby eliminating any contamination and creating clearer glass pieces for a more vibrant product presentation.  During its history, its products were sold to heads of state throughout the world as well as to some of the largest department store chains in the Iberian Peninsula.  Jasmim Glass ceased operating in May 2010 and then went through liquidation in bankruptcy.

Completion of the acquisition is expected to occur by mid-February 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDWIDE STRATEGIES INCORPORATED
January 19, 2011	By: /s/ James P.R. Samuels James P.R. Samuels Chief Executive Officer